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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Greenebaum                       Robert                             J.
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   (Last)                            (First)                       (Middle)

   828 Kimballwood Lane
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                                     (Street)

   Highland Park                  IL                     60035
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   Blue Chip Value Fund, Inc.   BLU
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   2/24/03
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check applicable line)
   [X Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                             |             |            |             |                  | 5.       |          |
                             |             |            |             |                  | Amount   |          |
                             |             |            |             |                  | of       |          |
                             |             |            |             |                  | Secur-   |          |
                             |             |            |             |   4.             | ities    |          | 7.
                             |             |            |             |   Securities     | Bene-    | 6.       | Nature
                             |             |            |             |   Acquired (A)   | ficially | Owner-   | of
                             |             |            |             |   or Disposed    | Owned    | ship     | Indirect
                             |             | 2A.        | 3.          |   of (D) (Instr. | Following| Form:    | Bene-
                             |             | Deemed     | Transaction |   3, 4 and 5)    | Reported | Direct   | ficial
                             | 2.          | Execution  | Code        | ---------------- | Trans-   | (D) or   | Owner-
1.                           | Transaction | Date, if   | (Instr. 8)  |       |(A)|      | action(s)| Indirect | ship
Title of Security            | Date (Month/| any (Month/| ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                   | Day/Year)   | Day/Year)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Common Stock                    2/24/03                    S             .3370  D   4.38    21481        D

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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             |       |        |        |       |5.       |                 |             |       |9.      |10.   |
             |       |        |        |       |Number   |                 |             |       |Number  |Owner-|
             |       |        |        |       |of       |                 |7.           |       |of      |ship  |
             |2.     |        |        |       |Deriv-   |                 |Title and    |       |Deriv-  |of    |
             |Conver-|        |        |       |ative    |                 |Amount of    |       |ative   |Deriv-|11.
             |sion   |        |        |       |Secur-   |                 |Underlying   |       |Secur-  |ative |Nature
             |of     |        |3A.     |       |ities    |6.               |Securities   |8.     |ities   |Secur-|of
             |Exer-  |        |Deemed  |4.     |Acquired |Date             |(Instr. 3    |Price  |Bene-   |ity:  |In-
             |cise   |3.      |Execu-  |Trans- |(A) or   |Exercisable and  |and 4)       |of     |ficially|Direct|direct
             |Price  |Trans-  |tion    |action |Disposed |Expiration Date  |-------------|Deriv- |Owned   |(D) or|Bene-
1.           |of     |action  |Date,   |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  |at End  |In-   |ficial
Title of     |Deriv- |Date    |if any  |(Instr.|(Instr.3,|-----------------|      |or    |Secur- |of      |direct|Owner-
Derivative   |ative  |(Month/ |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    |Month   |(I)   |ship
Security     |Secur- |Day/    |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.|(Instr. |(Instr|(Instr.
(Instr. 3)   |ity    |Year)   |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     |4)      |4)    |4)
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Explanation of Responses:

Margaret R. Jurado POA
Robert J. Greenebaum                            2/26/03
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**Signature of Reporting Person                   Date

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints Jasper R. Frontz and Margaret R. Jurado or either of them, with power of substitution and resubstitution, the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director and/or greater than ten percent shareholder of The Blue Chip Value Fund, Inc. (the "Company"), Forms 3, 4, and 5, including any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, including any amendments thereto, and timely file such form with the United States Securities and Exchange Commission and, if required, any stock exchange or similar authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to either of the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 29th day of November 2002.


                                        /s/ Robert J. Greenebaum
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                                        Signature


                                        Robert J. Greenebaum
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                                        Print Name